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Exhibit 10.20
Confidential treatment requested

CONTRACT MANUFACTURING AGREEMENT

    This CONTRACT MANUFACTURING AGREEMENT (the "Agreement") is entered into as of October 16, 2000 (the "Effective Date"), by and between ICOS Corporation ("ICOS"), a corporation organized and existing under the laws of the State of Delaware and having its principal place of business at 22021 20th Avenue SE, Bothell, WA 98021 USA and Seattle Genetics, Inc. ("SGI"), a corporation organized and existing under the laws of the State of Delaware and having its principal place of business at 22215 26th Avenue S.E., Suite 3000, Bothell, WA 98021.

RECITALS

    WHEREAS, ICOS is in the business of manufacturing and testing pharmaceutical products; and

    WHEREAS, SGI is the proprietor of a certain cDNA known as SGN 30 [*], encoding monoclonal antibodies also known as SGN 30 [*]; and

    WHEREAS, ICOS has expertise in the development, evaluation and production of monoclonal antibodies for therapeutic use using cell lines; and

    WHEREAS, subject to the terms and conditions set forth in this Agreement, SGI wishes to have ICOS manufacture for SGI a pre-commercial pharmaceutical Product (hereinafter defined); and

    WHEREAS, subject to the terms and conditions set forth in this Agreement, ICOS wishes to manufacture Product for SGI.

    NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1.  Definitions

    For purposes of this Agreement, the following terms will have the meanings set forth below:

    1.1 "Affiliates" means, with respect to any Person, another Person that, directly or indirectly, controls, is controlled by or is under common control with such Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. The direct or indirect ownership of at least [*] percent ([*]%) or, if smaller, the maximum allowed by applicable law, of the voting securities of a business entity or of an interest in the assets, profits or earnings of a Person shall be deemed to constitute "control" of the Person.

    1.2 "Applicable Laws" means all applicable ordinances, rules and regulations of any kind whatsoever of any governmental or regulatory authority, including, without limitation, the FDCA.

    1.3 "Audit" means a review by SGI or their appointed representatives (such representatives to be reasonably acceptable to ICOS) of applicable processes, procedures and documents.

    1.4 "Calendar Quarter" means the three-month period ending on March 31, June 30, September 30 or December 31. The initial Calendar Quarter will be deemed to begin on the Effective Date and end on the first to occur of March 31, June 30, September 30 or December 31 of such same year.

    1.5 "Calendar Year" means the twelve (12) month period ending on December 31. The initial Calendar Year will be deemed to begin on the Effective Date and end on December 31 of such same year.

[*]   Confidential treatment requested

    1.6 "Cell Line" means a [*] cell line known as [*], which has been transfected with a [*] containing certain SGI Materials as described in Appendix B, and will be used to provide the Services herein. Any cell bank provided containing the transfected cell line will be always subject to the license granted under Appendix G herein.

    1.7 "cGMP" means Good Manufacturing Practices and General Biologics Products Standards as promulgated under the US Federal Food Drug and Cosmetic Act at 21CFR (Chapters 210, 211, 600 and 610).

    1.8 "Damages" means any and all reasonable costs, losses, claims, actions, liabilities, fines, penalties, costs and expenses, court costs, and reasonable fees and disbursements of counsel, consultants and expert witnesses incurred by a party hereto (including interest which may be imposed in connection therewith).

    1.9 "FDA" means the United States Food and Drug Administration, any comparable agency in any Foreign Jurisdiction, and any successor agency or entity to any of the foregoing that may be established hereafter.

    1.10 "FDCA" means the Federal Food, Drug and Cosmetic Act (21 U.S.C. § 301 et seq.).

    1.11 "FOB" means ICOS has fulfilled its obligation to deliver when it has made the object of delivery available at its premises to SGI or SGI's agent (or to SGI's carrier). For the avoidance of doubt, unless otherwise agreed in writing, ICOS is not responsible for loading the object of delivery on to the vehicle provided by SGI or SGI's agent (or to ICOS's nominated carrier) or for delaying the object of delivery for export.

    1.12 "Foreign Jurisdiction" means any jurisdiction where Product will be used by SGI, not governed by the United States or any political subdivision thereof.

    1.13 "ICOS Know-How" means unpatented and/or unpatentable technical information, including ideas, concepts, inventions, discoveries, data, designs, formulas, specifications, procedures for experiments and tests and other protocols, results of experimentation and testing, fermentation and purification techniques, and assay protocols owned by ICOS as of the Effective Date which may be necessary for the practice of the ICOS-Patent Rights and which ICOS has the right to license. ICOS Know-How shall not include the ICOS-Patent Rights. All ICOS Know-How shall be Confidential Information of ICOS.

    1.14 "ICOS Patent Rights" mean the patent applications and patents listed on Exhibit A to Appendix G hereto and all divisions, continuations, continuations-in-part, and substitutions thereof; all foreign patent applications corresponding to the preceding applications; and all U.S. and foreign patents issuing on any of the preceding applications, including extensions, reissues, and re-examinations.

    1.15 "Manufacturing Specifications" means the specifications for manufacturing the Product. Prior to the initiation of the first cGMP manufacturing run an Appendix C-1 signed by both parties setting forth the initial Manufacturing Specifications shall be appended to this Agreement and shall contain at a minimum a collection of documents containing certain specifications, procedures, assay methods (QC Release Tests), personnel contacts and any other information as may be needed and agreed by the parties relating to the manufacture of Product by ICOS for SGI. This Appendix C-1 shall also contain a statement to be agreed and acknowledged by ICOS and SGI that SGI adopts the initial Manufacturing Specifications as its own specification in conformance with Clause 6.7 herein. Any changes or additions to the Manufacturing Specifications shall be made with the written approval of SGI.

    1.16 "NDA" means New Drug Application or any comparable application required by a Foreign Jurisdiction filed for the Product by SGI with the FDA and all subsequent submissions, supplements or amendments related thereto.

    1.17 "Person" means a natural person, a corporation, a partnership, a trust, a joint venture, a limited liability company, any governmental authority or any other entity or organization.

    1.18 "Price" means the price specified in Appendix E for the Services.

    1.19 "Process" means the process for the production of the Product from the Cell Line using the Manufacturing Specifications, including any improvements thereto from time to time made as a result of the Services.

    1.20 "Product" means a monoclonal antibody derived from the Cell Line, manufactured by a process utilizing the Manufacturing Specifications, and incorporating technology licensed from ICOS in Appendix G.

    1.21 "Product Specifications" means the product specifications as described in Appendix C.

    1.22 "Services" means all or any part of the services the subject of this Agreement or Proposal (including, without limitation, cell culture evaluation, purification evaluation, master, working and extended cell bank creation, and sample and bulk production), particulars of which are set out in Appendix A.

    1.23 "SGI-Patent Rights" means all patents and patent applications of any kind throughout the world relating to the Process which from time to time SGI is the owner of or is entitled to use.

    1.24 "SGI Information" means all confidential, technical and other information not known to ICOS and/or not in the public domain relating to the Cell Line, the Process and the Product, from time to time supplied by SGI to ICOS, or arranged by SGI to be supplied by a third party (such as a prior manufacturer) to ICOS.

    1.25 "SGI Know-How" means all technical and other information relating to the Process known to SGI from time to time other than confidential SGI Information and information in the public domain.

    1.26 "SGI Materials" means the Materials supplied by SGI to ICOS (if any) and identified as such by Appendix B hereto.

    1.27 "SGI Technology" means all of SGI's patents, technology, know-how and proprietary information necessary to manufacture the Product.

    1.28 "SGI Tests" means the tests to be carried out on the Product immediately following receipt of the Product by SGI, particulars of which are set out in Appendix C.

    1.29 "Special Term" means any term additional or supplemental to this Agreement from time to time agreed to in writing between ICOS and SGI. Particulars of any Special Terms are set out in Appendix F.

    1.30 "Terms of Payment" means the terms of payment specified in Appendix E.

    1.31 "Testing Laboratories" means any third party instructed by ICOS to carry out tests on the Cell Line or the Product.

    1.32 "United States" means the fifty (50) states, the District of Columbia and all of the territories of the United States of America.

2.  Supply by SGI

    2.1 Prior to or immediately following the Effective Date of the Agreement SGI shall supply to ICOS, SGI Information, together with full details of any hazards relating to SGI Materials, their storage and use. On review of this SGI Information, SGI Materials shall be provided to ICOS at ICOS's request when ICOS has satisfactorily determined that SGI Materials do not pose a hazard to ICOS. SGI shall assist ICOS in making such determination, but in no way be responsible for deciding the safety of the SGI Materials to ICOS's facilities. All property rights in the SGI Information, SGI Technology and/or SGI Materials supplied to ICOS shall remain vested in SGI.

    2.2 SGI hereby grants ICOS the non-exclusive right to use the SGI Materials, SGI Information, SGI Know-how and SGI Technology for the sole purpose of providing the Services. ICOS hereby undertakes not to use SGI Materials, SGI Information, SGI Know-how or SGI Technology (or any part thereof) for any other purpose.

    2.3 ICOS shall:

      2.3.1  at all times use all reasonable endeavors to keep the SGI Materials secure and safe from loss or damage but in no case in a lesser manner than ICOS stores its own material of similar nature;

      2.3.2  not transfer to a third party any part of the SGI Materials or the Product, except save for the purpose of any tests at the Testing Laboratories, provided, that, SGI is given prior notification or if SGI has given prior written consent to such transfer; and

      2.3.3  provide that such Testing Laboratories are subject to obligations of confidence materially in the form of those obligations of confidence imposed on ICOS under this Agreement.

    2.4 SGI warrants to ICOS that SGI is and shall at all times throughout the duration of the Agreement remain entitled to supply the SGI Materials, SGI Information and SGI Know-how to ICOS for the performance of the Services.

    2.5 SGI warrants that the use by ICOS of SGI Materials, SGI Information and SGI Know-how for the Services will not infringe or is not alleged to infringe any rights (including, without limitation, any intellectual or other proprietary rights) vested in any third party.

    2.6 [*]

    2.7 [*]

    2.8 Notwithstanding the above, ICOS shall be at liberty to use SGI Information as it sees fit in providing the Services subject to nondisclosure pursuant to Clause 7.

    2.9 The obligations of each party under this Clause 2 shall survive the termination of the Agreement for whatever reason.

3.  Provision of the Services

    3.1 ICOS shall diligently perform the Services as provided in Appendix A and shall use all reasonable commercial efforts to achieve the estimated schedules, specifications and amounts of Product. Furthermore, ICOS shall keep SGI regularly informed of any changes to the estimated schedules for performance of the Services and provide a monthly report, in a form agreed by the parties.

    3.2 Due to the unpredictable nature of the biological processes involved in the Services, the schedules set down for the performance of the Services (including, without limitation, the dates for production and delivery of Product) set out in Appendix D are estimates only.

    3.3 In the event that ICOS is unable to, or notifies SGI, in writing, that it is unable, for any reason, except events of Force Majeure where Section 9.1 of this Agreement shall be applicable, to supply agreed quantities of Product by [*], SGI may at its discretion, seek to manufacture or have manufactured by a third party designated by SGI that quantity of the Products required by SGI that ICOS is unable to supply. Provided however, that prior to manufacture of Product by a third party, SGI and ICOS negotiate in good faith the supply of undelivered Product by ICOS to SGI at a future date agreed upon by the parties. If the parties cannot agree on a time period for delivery of Product and

SGI determines to manufacture or have manufactured by a third party such Products, ICOS will supply SGI and/or any such third party all reasonably available information and data relating to the Manufacturing Specifications.

    3.4 Delivery of bulk Product shall be FOB ICOS's premises. Risk in and title to bulk Product shall pass on delivery. Transportation of bulk Product, whether or not under any arrangements made by ICOS on behalf of SGI, shall be made at the sole risk and expense of SGI. In the case where SGI accepts ICOS Product tests (QC Release Tests) and shipment is to be made to a third party, "delivery" for the purposes of risk in and title to bulk Product, shall occur upon the signed acceptance of ICOS Product tests (QC Release Tests) by SGI. Unless otherwise agreed between the parties in writing, ICOS will tender delivery to SGI upon completion of all QA and QC tests approximately six (6) to eight (8) weeks following completion of manufacture.

    3.5 Unless otherwise agreed, ICOS shall package and label Product for FOB delivery in accordance with its standard operating procedures. It shall be the responsibility of SGI to provide prior written notice to ICOS of any special packaging and labeling requirements for Product. All additional costs and expenses (including reasonable profit) of whatever nature incurred by ICOS in complying with such special requirements shall be charged to SGI in addition to the Price.

    3.6 Upon completion of the Services, or as soon thereafter as can be mutually agreed, ICOS will deliver to SGI a cell bank, generated by ICOS, comprised of the Cell Line and used to provide the Services herein.

    3.7 Joint Communication on Manufacturing: ICOS and SGI shall communicate and cooperate on a regular basis during the provision of Services herein and in the event that the parties observe the need for a regular and active committee, such body shall be established and meet regularly to discuss and communicate the progress of the Services.

4.  SGI Tests and Return Procedures

    4.1 Except where SGI has accepted ICOS Product tests and provided written notice to ICOS of such acceptance, promptly following delivery of Product, SGI shall carry out SGI Tests. PROVIDED ALWAYS that the Product Specifications for such Product has been agreed between the parties hereto. If SGI Tests show that the Product fails to meet Product Specifications, SGI shall give ICOS written notice thereof as soon as practicable but in no case later than [*] ([*]) [*] from the date of FOB delivery of the Product and shall return such Product to ICOS's premises for further testing. In the absence of such written notice Product shall be deemed to have been accepted by SGI as meeting Product Specifications. If ICOS agrees that Product returned to ICOS fails to meet Product Specifications and that such failure is not due (in whole or in part) to acts or omissions of SGI or any third party after FOB delivery of such Product, ICOS shall at SGI's discretion replace such Product at its own cost and expense. ICOS shall be entitled to consider its other obligations and its commercial commitments to third parties in the timing of such replacement. SGI acknowledges that there may, therefore, be a delay in the timing of the replacement of such Product; provided, however, that such delay shall not exceed [*] from date of return to ICOS.

    FOR THE AVOIDANCE OF DOUBT, WHERE THE SPECIFICATION HAS NOT BEEN AGREED BY THE PARTIES HERETO ICOS SHALL BE OBLIGED ONLY TO USE ITS REASONABLE ENDEAVORS TO PRODUCE PRODUCT THAT MEETS DRAFT PRODUCT SPECIFICATIONS.

    4.2 If there is any dispute concerning whether Product returned to ICOS fails to meet Product Specifications or whether such failure is due (in whole or in part) to acts or omissions of SGI or any third party after FOB delivery of such Product, such dispute shall be referred for decision to an independent expert (acting as an expert and not as an arbitrator) to be appointed by agreement between ICOS and SGI.

    The costs of such independent expert shall be borne by the party initiating the dispute. The decision of such independent expert shall be in writing and, save for obvious and material error, shall be binding on both ICOS and SGI.

    4.3 In the event that the parties hereto agree that a shipment or batch of Product fails to meet Product Specifications, the entire shipment or batch of Product that failed to meet Product Specifications shall either be returned to ICOS or destroyed, at ICOS's option.

    4.4 The provisions of Clauses 4.1 and 4.2 shall be the sole remedies available to SGI in respect of Product that fails to meet Product Specifications.

5.  Price and Terms of Payment

    5.1 SGI shall pay the Price in accordance with the Terms of Payment all as specified in Appendix E.

    5.2 Unless otherwise indicated in writing by ICOS, all prices and charges are exclusive of State Sales Tax or of any other applicable taxes, levies, duties and fees of whatever nature imposed by or under the authority of any government or public authority, which shall be paid by SGI (other than taxes on ICOS's income). All invoices are strictly net and payment must be made within thirty (30) days of date of invoice. Payment shall be made without deduction, deferment, set-off, lien or counterclaim of any nature.

    5.3 In default of payment on due date interest shall accrue on a day to day basis with effect from the date which is [*] ([*]) [*] after the due date for payment on any amount overdue at the maximum rate allowable under Washington State Law.

6.  Warranty and Limitation of Liability

    6.1 ICOS warrants that:

      6.1.1  the Services shall be performed in accordance with Clause 3.1; and

      6.1.2  the Product shall meet Product Specifications, except where the Product Specifications has not been agreed between the parties hereto in which case ICOS shall be obliged only to use its reasonable commercial efforts to produce Product that meets draft Product Specifications.

      6.1.3  the Product delivered to SGI pursuant to this Agreement shall conform to the Product Specifications and that such Product shall (i) be free from defects in material and workmanship, (ii) be manufactured in accordance with cGMP and (iii) be manufactured in accordance with Appendix C hereof.

    6.2 Clause 6.1 is in lieu of all conditions, warranties and statements in respect of the Services and/or the Product whether expressed or implied by statute, custom of the trade or otherwise (including but without limitation any such condition, warranty or statement relating to the description or quality of the Product, its fitness for a particular purpose or use under any conditions whether or not known to ICOS) and any such condition, warranty or statement is hereby excluded. ICOS MAKES NO OTHER WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE PRODUCT. ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE ARE HEREBY DISCLAIMED BY ICOS. IN NO EVENT SHALL ICOS BE LIABLE FOR INDIRECT, INCIDENTAL OR COMMERCIAL CONSEQUENTIAL DAMAGES.

    6.3 Without prejudice or modification to the terms of Clauses 6.1 and 6.2 the liability of ICOS to SGI, its permitted assigns and successors in interest, for any loss suffered by SGI or its permitted assigns and successors in interest, arising as a direct result of a breach of this Agreement, or of any other liability, including without limitation, misrepresentation and negligence (whether active, passive or imputed), arising out of the Agreement and Services provided thereunder, including without limitation the production and/or supply of the Product, shall be limited to the payment of damages which shall not exceed in US Dollars THE PRICE FOR SERVICES PAID BY SGI UNDER THE AGREEMENT save in the event and to the extent such damages are caused by ICOS's willful or intentional breach of this Agreement or willful or intentional misconduct in the performance of the Services.

    6.4 Subject to Clause 6.3, ICOS shall not be liable for the following loss or damage howsoever caused (even if foreseeable or in the contemplation of ICOS or SGI):

      6.4.1  loss of profits, business or revenue suffered by SGI or any other person who may be subrogated to, or assigned rights in the loss or damage; or

      6.4.2  special, indirect or consequential loss, whether suffered by SGI or any other person.

    6.5   SGI shall indemnify and hold harmless and maintain ICOS indemnified and held harmless against all Damages in respect of:

      6.5.1  any product liability in respect of Product; and

      6.5.2  any negligent (active, passive or imputed), gross negligence or intentional act or omission of SGI in relation to the use, processing, storage or sale of the Product.

    6.6   Except as expressly granted in Appendix G and the right allowed to transfer the manufacturing process in Sections 3.3 and 9.1, no express or implied license is granted by this Agreement.

    6.7 SGI represents and warrants that unless already expressly agreed in a written and executed document immediately prior to the initiation of the first cGMP manufacturing run, SGI will adopt the initial Manufacturing Specifications as its own specification. Any changes or additions to the Manufacturing Specifications shall be made with the written approval of SGI.

    6.8 The obligations of SGI under this Clause 6 shall survive the termination for whatever reason of the Agreement.

7.  Confidentiality

    7.1 SGI acknowledges that ICOS Know-How, and ICOS acknowledges that SGI Information, SGI Know-How, SGI Materials, or SGI Technology with which each is supplied by the other pursuant to the Agreement, subject to Clause 7.4, in circumstances imparting an obligation of confidence and each agrees to keep such ICOS Know-How or such SGI Information, SGI Know-How, SGI Materials, or SGI Technology confidential and to respect the other's proprietary rights therein and not at any time for any reason whatsoever to disclose or permit such ICOS Know-How or such SGI Information, SGI Know-How, SGI Materials, or SGI Technology to be disclosed to any third party save as expressly provided herein and not to use such ICOS Know-How or SGI Information, SGI Know-How, SGI Materials, or SGI Technology for any other purpose other than as expressly provided herein.

    7.2 SGI and ICOS shall each ensure that all their respective employees, consultants and contractors having access to confidential ICOS Know-How or confidential SGI Information, SGI Know-How, SGI Materials, or SGI Technology shall be subject to the same obligations of confidence as the principals pursuant to Clause 7.1 and shall be subject to written confidentiality agreements in support of such obligations.

    7.3 ICOS and SGI each undertake not to disclose or permit to be disclosed to any third party, or otherwise make use of or permit to be made use of, any trade secrets or confidential information relating to the technology, business affairs or finances of the other, any subsidiary, holding company or subsidiary or any such holding company of the other, or of any suppliers, agents, distributors, licensees of the other to which either party comes into possession of under this Agreement, except as specifically stated in Appendix G or agreed between the parties in writing.

    7.4 The obligations of confidence referred to in this Section 7 shall not extend to any information which:

      7.4.1  is or becomes generally available to the public otherwise than by reason of a breach by the recipient party of the provisions of this Section 7;

      7.4.2  is lawfully known to the recipient party prior to its receipt from the other;

      7.4.3  is subsequently disclosed to the recipient party without being made subject to an obligation of confidence by a third party that does not have a prior obligation of confidence to SGI or ICOS, as the case may be; or

      7.4.4  which may be required to be disclosed under any statutory, regulatory or similar legislative requirement, subject to the imposition of obligations of confidentiality to the extent allowed and provided further that each party shall, unless prohibited by law, use reasonable efforts to notify the other party of such compelled disclosure prior to such disclosure in order to seek injunctive or any other relief provided in law or equity.

    7.5 SGI acknowledges that:

      7.5.1  ICOS Know-How is vested in ICOS; and

      7.5.2  SGI shall not at any time have any right, title, license or interest in or to ICOS Know-How or any other intellectual property rights relating to the Process which are vested in ICOS or to which ICOS is otherwise entitled, except as specifically provided in Appendix G.

    7.6 ICOS acknowledges that:

      7.6.1  SGI Information, SGI Materials, SGI Technology, SGI Know-How and SGI-Patent Rights are vested in SGI; and

      7.6.2  save as provided herein ICOS shall not at any time have any right, title, license or interest in or to SGI Information or any other intellectual property rights vested in SGI or to which SGI is entitled.

    7.7 The obligations of ICOS and SGI under this Section 7 shall survive the termination of the Agreement for whatever reason.

8.  Termination

    8.1 If it becomes apparent to either ICOS or SGI at any stage in the provision of the Services that it will not be possible to complete the Services for scientific or technical reasons, a [*] ([*]) [*] period shall be allowed for discussion to resolve such problems.

    If such problems are not resolved at the end of such [*] ([*]) [*] period, ICOS and SGI shall each have the right to terminate the Agreement. In the event of such termination, SGI shall pay to ICOS a termination sum calculated by reference to all the Services performed by ICOS prior to such termination (including a pro rata proportion (as demonstrated by signed timesheets in so far as they are applicable) of the Price for any stage of the Services which is in process at the date of termination) and all expenses reasonably incurred by ICOS in giving effect to such termination, including the costs of terminating any commitments entered into under the Agreement, such termination sum not to exceed the Price. Provided however, that if the termination sum is less than the amount of any advance payments made by SGI against the performance of the Services a payment in sum equal to the residue of such advance payments shall be made to SGI.

    8.2 SGI shall be entitled to terminate this Agreement at any time for any reason by [*] ([*]) [*] notice to ICOS in writing providing that any termination or cancellation agreed between the parties hereto has been paid.

    In the event of SGI serving written notice to terminate this Agreement which notice is expressly to be given pursuant to this Clause 8.2, SGI shall:

      8.2.1  pay ICOS a termination sum calculated by reference to all the Services performed by ICOS prior to such termination (including a pro rata proportion (as demonstrated by signed timesheets in so far as they are applicable) of the Price for any stage of the Services which is in process at the date of termination) and all expenses reasonably incurred by ICOS in giving effect to such termination, including the costs of terminating any commitments entered into under the Agreement such termination sum not to exceed the Price plus any changes. Provided however, that if the termination sum is [*] a payment in sum equal to the [*] shall be made to SGI; and

      8.2.2  In the event notice to terminate this Agreement pursuant to this Clause 8.2 is issued to ICOS later than [*], SGI shall pay ICOS a sum equal to the [*], in question which payment shall fall due to ICOS on or before the date of termination of the Services.

    8.3 ICOS and SGI may each terminate the Agreement forthwith by notice in writing to the other upon the occurrence of any of the following events:

      8.3.1  if the other commits a breach of the Agreement which (in the case of a breach capable of remedy) is not remedied within [*] ([*]) [*] of the receipt by the other of written notice identifying the breach with specificity and requiring its remedy; or

      8.3.2  if the other ceases for any reason to carry on business or convenes a meeting of its creditors or has a receiver or manager appointed in respect of all or any part of its assets or is the subject of an application for an administration order or of any proposal for a voluntary arrangement or enters into liquidation (whether compulsorily or voluntarily) or undergoes any analogous act or proceedings under foreign law; provided, however, either party may merge with or into another equity pursuant to which the obligations of this Agreement will be assumed or effect the sale of all its assets or substantially all of its assets pursuant to which the acquiring party will assume such party's obligations under this Agreement without notice to or waiver by the other party.

    8.4 Upon the termination of the Agreement for whatever reason:

      8.4.1  ICOS shall promptly return all SGI Information to SGI and shall dispose of or return to SGI, SGI Materials and any materials therefrom, as directed by SGI;

      8.4.2  SGI shall promptly return to ICOS all ICOS Know-How it has received from ICOS;

      8.4.3  SGI shall not thereafter use or exploit the ICOS Know-How in any way whatsoever for production by SGI, or production by a third-party. If SGI determines to manufacture or have manufactured by a third party such Products, ICOS will give SGI and/or any such Third Party all reasonably necessary information and cooperation to enable SGI or such third party to manufacture the Products in connection with the Manufacturing Specifications.

      8.4.4  save to the extent expressly stated elsewhere in this Agreement, ICOS may thereafter use or exploit the ICOS Know-How in any way whatsoever without restriction; and

      8.4.5  ICOS and SGI shall do all such acts and things and shall sign and execute all such deeds and documents as the other may reasonably require to evidence compliance with this Clause 8.4.

    8.5 Termination of the Agreement for whatever reason shall not affect the accrued rights of either ICOS or SGI arising under or out of this Agreement and Clauses 2, 6, 7, and 8 and any definitions in Clause 1 required to interpret such surviving provisions, and all provisions which are expressly to survive the Agreement or have a continuing obligation shall remain in full force and effect. Further, Appendix G shall survive termination of this Agreement and shall exist as a complete and separate agreement.

9.  Force Majeure

    9.1 Neither ICOS nor SGI shall be deemed to be in default nor be liable for loss, damage, or delay in performance, when and to the extent due to causes beyond its reasonable control or from fire, strike, labor difficulties, insurrection or riot, embargo, or inability to obtain materials from usual sources, or any other unforeseeable cause or causes beyond the reasonable control and without the fault or negligence of the party so affected, or from defects or delays in the performance of its suppliers or subcontractors due to any of the foregoing enumerated causes. If ICOS is prevented or delayed in the performance of any of its obligations under the Agreement by Force Majeure and shall give written notice thereof to SGI specifying the matters constituting Force Majeure together with such evidence as ICOS reasonably can give and specifying the period for which it is estimated that such prevention or delay will continue, ICOS shall be excused from the performance or the punctual performance of such obligations as the case may be from the date of such notice for so long as such cause of prevention or delay shall continue, provided that within [*] ([*]) days from the date of such notice, ICOS shall provide SGI with written notice of the anticipated date of resumption of performance. In the event that the anticipated date of such resumption is greater than [*] ([*]) months from the date of the original notice, SGI may invoke the remedy of third party manufacture provided in Section 3.3 herein or terminate this Agreement.

10.  Governing Law, Jurisdiction and Enforceability

    10.1   This Agreement shall be governed and interpreted, and all rights and obligations of the parties shall be determined, in accordance with the laws of the State of Washington and the United States of America without regards to principles of conflicts of law.

    10.2   No failure or delay on the part of either ICOS or SGI to exercise or enforce any rights conferred on it by the Agreement shall be construed or operate as a waiver thereof nor shall any single or partial exercise of any right, power or privilege or further exercise thereof operate so as to bar the exercise or enforcement thereof at any time or times thereafter of any other right.

    10.3   The illegality or invalidity of any provision (or any part thereof) of the Agreement shall not affect the legality, validity or enforceability of the remainder of its provisions or the other parts of such provision as the case may be and the Agreement shall continue in full force and effect without such provision.

11.  Miscellaneous

    11.1   Neither party shall be entitled to assign, or in any way transfer the benefit and/or the duties of this Agreement without the prior written consent of the other which consent shall not be unreasonably withheld or delayed, except that either party shall be entitled without the prior written consent of the other to assign, transfer, charge, subcontract, deal with or in any other manner make over the benefit and/or burden of this Agreement to an Affiliate, or to any limited liability partner or to any [*] company of which the party in question is the beneficial owner of [*] percent ([*]%) of the issued share capital thereof or to any company with which the party in question may merge or to any company to which that party may transfer its assets and undertakings.

    11.2   The text of any press release or other communication to be published by or in the media concerning the subject matter of the Agreement shall require the prior written approval of ICOS and SGI.

    11.3  Notices.  All notices, requests, demands, waivers, consents, approval or other communications to any party hereunder shall be in writing and shall be deemed to have been duly given if delivered personally to such party or sent to such party by recorded electronic transmission (facsimile) or by registered or certified mail, postage prepaid, to its address as shown below:

    SGI:      Seattle Genetics, Inc.
22215 26th Avenue S.E., Suite 3000
Bothell, WA 98021
Attention: H. Perry Fell

    ICOS:     ICOS Corporation
22021 20th Avenue S.E.
Bothell, WA 98021
Attention: Legal Department

or to such other address as the addressee may have specified in a notice duly given to the sender as provided herein. Such notice, request, demand, waiver, consent, approval or other communications will be deemed to have been given as of the date so delivered, telegraphed, telexed, or five (5) days after so mailed.

    11.4  Independent Contractor.  Each party shall be and shall endeavor to act as the independent contractor of the other party. Neither party shall be the legal agent of the other for any purpose whatsoever and therefore has no right or authority to make or underwrite any promise, warranty or representation, to execute any contract or otherwise to assume any obligation or responsibility in the name of or on behalf of the other party, except to the extent specifically authorized in writing by the other party. Neither of the parties hereto shall be bound by or liable to any third persons for any act or for any obligation or debt incurred by the other toward such third party, except to the extent specifically agreed to in writing by the party so to be bound.

    11.5  Headings.  All section headings and numbering contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

    11.6  Entire Agreement.  The Agreement embodies the entire understanding of ICOS and SGI and there are no promises, terms, conditions or obligations, oral or written, expressed on implied, other than those contained in the Agreement. The terms of the Agreement shall supersede all previous agreements (if any) which may exist or have existed between ICOS and SGI relating to the Services.

    12.  Other Terms.  The parties agree to such other product specific terms and conditions as set forth in Appendix F.

    IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

ICOS CORPORATION		SEATTLE GENETICS, INC.
By:	/s/ GARY WILCOX Name: Gary Wilcox Title: EVP, Operations	By:	/s/ H. PERRY FELL Name: H. Perry Fell Title: C.E.O.

APPENDIX E
Price and Payment Terms

Stage	Terms	Estimated Date of Payment	Total Price for Stage
Cell Line & Process Development	$[*] upon signing of the agreement[1]; $[*] if decision is made to continue development following titer determinations from CHO cells;	[*] [*]	$[*]
	$[*] upon decision to move forward with process development for either SGN 30 $[*];	[*]
	$[*] at completion of Cell Line & Process Development stage as described in Appendix A, Section 2	[*]
Serum-free Cell Line Development	$[*] at stage initiation;	[*]	$[*]
Incentive payments: Based on baseline titer of [*], $[*] for each titer improvement of [*] above baseline up to [*]. (Maximum incentive payment of $[*])
	[*]% due upon delivery of process and cell-line to SGI or Third Party manufacturer;	[*]
	[*]% due upon first entry in man of resulting product.	[*]
Manufacturing (Including Transfer and Scale-Up; Development run and Production runs)[2,3]	$[*] at initiation of Process Transfer to Manufacturing and Scale-up stage as described in Appendix A, Section 3.1.1;	[*]	$[*]
	[*]% of balance at initiation of Development run[4];	[*]
	[*]% of balance at [*] GMP Production run #1;	[*]
	[*]% of balance at [*] GMP Production run #2;	[*]
	[*]% of balance at Lot Release.	[*]

1 Includes $[*] non-refundable payment made on [*].

2 Seattle Genetics will bear the cost of the resins needed for the process to an agreed upon amount.

3 ICOS will deliver [*] gm of cGMP antibody and suitable documentation to support regulatory filings. If ICOS produces additional cGMP antibody, Seattle Genetics can purchase additional amounts greater than [*] gm at the rate of $[*]/gm.

4 Initiation of Development run is defined as inoculation of cell line into seed-train bioreactors.

[*]   Confidential treatment requested

APPENDIX G
NON-EXCLUSIVE LICENSE AGREEMENT

    This Non-exclusive License Agreement (the "Agreement"), effective as of October 16th, 2000 (The "Effective Date"), is entered into by and between ICOS Corporation, a Delaware corporation having offices at 22021 20th Avenue SE, Bothell, WA 98021, U.S.A., ("ICOS"), and Seattle Genetics, Inc., a Delaware corporation having offices at 22215 26th Avenue S.E., Suite 300, Bothell, WA 98021 ("LICENSEE"). All references to LICENSEE in this Agreement shall include its Affiliates (as such term is defined below).

BACKGROUND

    A.  ICOS is the owner of certain Patent Rights (as defined below) and LICENSEE wishes to acquire a non-exclusive license under the Patent Rights for use in the Field; and

    B.  ICOS is willing to grant LICENSEE such a non-exclusive license, on the terms and conditions set forth below.

    NOW, THEREFORE, in consideration of the promises and the mutual covenants hereinafter recited, the parties agree as follows:

ARTICLE 1—DEFINITIONS

    In this Agreement, the following terms shall have the meanings set forth in this Article.

    1.1 "Affiliate" means any corporation or other entity which is directly or indirectly controlling, controlled by or under common control with a party hereto. For the purpose of this Agreement, "control" shall mean the direct or indirect ownership of at least [*] percent ([*]%) of the outstanding shares or other voting rights of the subject entity to elect directors.

    1.2 "BLA" means a Biologics License Application, as defined in the U.S. Food, Drug and Cosmetic Act and the regulations promulgated thereunder and any corresponding U.S. or foreign application, registration or certification.

    1.3 "Change in Control" shall mean (i) the merger or consolidation of LICENSEE with another entity where less than [*] percent ([*]%) of the outstanding voting securities of the combined entity immediately after such merger or consolidation is held by the holders of the outstanding voting securities of LICENSEE immediately prior to such merger or consolidation; (ii) the acquisition by means of a stock purchase, directly or indirectly, by a party or parties acting in concert of [*] percent ([*]%) or more of LICENSEE's voting stock in a single transaction or a series of related transactions; but excluding any transaction that is primarily for financing purposes or, (iii) the sale of all or substantially all of the assets of LICENSEE.

    1.4 "Confidential Information" shall mean (i) any proprietary or confidential information or material in tangible form disclosed hereunder that is designated as "Confidential" at the time it is delivered to the receiving party, or (ii) proprietary or confidential information disclosed orally hereunder which is identified as confidential or proprietary when disclosed and such disclosure of confidential information is confirmed in writing within thirty (30) days by the disclosing party.

    1.5 "Field" means (i) production of recombinant proteins for the development, manufacture, use and sale of products for human therapeutic uses, and (ii) for internal research purposes. For the purposes of this Agreement, "internal research purposes" shall mean any activity by SGI for its own research and shall not include any right of transfer to a third party and shall not include any product which shall become a Licensed Product upon which royalties are due.

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    1.6 "IND" shall mean an Investigational New Drug application, as defined in the U.S. Food, Drug and Cosmetic Act and the regulations promulgated thereunder for initiating clinical trials in the United States, or any corresponding foreign application, registration or certification.

    1.7 "Licensed Product" shall mean any product in development by LICENSEE whose development, manufacture, use or sale would constitute an infringement of a Valid Claim. in the country of development, manufacture, use or sale.

    1.8 "Licensed Technology" means the Patent Rights.

    1.9 "Net Sale" shall mean revenues on an accrual basis, in accordance with U.S. generally accepted accounting principles, as follows: the invoice price of Licensed Products sold by LICENSEE its affiliates or its sublicensees to third parties, less to the extent included in such invoice price the total of: (1) ordinary and customary trade discounts actually allowed; (2) credits, rebates and returns (including, but not limited to, wholesaler and retailer returns); (3) freight, postage, insurance and duties paid for and separately identified on the invoice or other documentation maintained in the ordinary course of business, and (4) excise or value-added taxes, other consumption taxes, customs duties and compulsory payments to governmental authorities actually paid and separately identified on the invoice or other documentation maintained in the ordinary course of business. Net Sales shall also include the fair market value of all other consideration received by LICENSEE in respect of Licensed Products, whether such consideration is in cash, payment in kind, exchange or another form.

    1.10 "Patent Rights" shall mean the patent applications and patents listed on Exhibit A hereto and all divisions, continuations, continuations-in-part, and substitutions thereof; all foreign patent applications corresponding to the preceding applications; and all U.S. and foreign patents issuing on any of the preceding applications, including extensions, reissues, and reexaminations.

    1.11 "Phase II" or "Phase III" shall mean a Phase II or, as the case may be, Phase III clinical trial as prescribed by applicable FDA regulations, or corresponding regulations of any comparable entity.

    1.12 "Valid Claim" means (i) a claim of an issued and unexpired patent included within the Patent Rights which has not been held invalid in a final decision of a court of competent jurisdiction from which no appeal may be taken, and which has not been disclaimed or admitted to be invalid or unenforceable through reissue or otherwise, or (ii) a claim of a pending patent application within the Patent Rights.

ARTICLE 2—LICENSE

    2.1.1  Grant of License.  ICOS hereby grants to LICENSEE and LICENSEE hereby accepts from ICOS, upon and subject to the terms and conditions herein specified, a worldwide, non-exclusive, royalty-bearing license under the Patent Rights to make, to have made, to use and to sell Licensed Products in the Field. LICENSEE shall have the right to sublicense its foregoing license rights to the Patent Rights for the purposes of developing, manufacturing, marketing or selling Licensed Products, the development of which was commenced by LICENSEE (and not the sublicensee) prior to entering into such sublicense. The sublicense rights here granted are limited to sublicenses undertaken for LICENSEE to engage in its own core business and are not granted nor shall be used to materially compete with ICOS licensing of the Patent Rights herein. LICENSEE shall not use the Patent Rights outside the field.

    2.1.2  Grant Back to Licensor.  In the event that LICENSEE modifies the [*] described by the Patent Rights beyond "the use" expressly allowed and licensed herein to practice the Patent Rights within the Field, Licensee agrees to grant, and hereby does grant to ICOS, an exclusive, worldwide, fully paid up license to any and all intellectual property and know-how arising out of the LICENSEE's use outside the permitted scope of the License granted in 2.1.1 above.

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    2.2  No Implied Rights.  Only the license granted pursuant to the express terms of this Agreement shall be of any legal force or effect and no rights to transfer or, except as set forth in Section 2.1, sublicense the licensed rights are granted herein. No other license rights shall be granted or created by implication, estoppel or otherwise.

    2.3  Ownership: Enforcement.  At all times ICOS will retain ownership of the Licensed Technology and may use, license and commercialize such Licensed Technology itself or with third parties. ICOS retains the right, at its sole discretion, to enforce, maintain and otherwise protect the Licensed Technology. LICENSEE shall give ICOS immediate notice of any infringement by a third party of any of the Patent Rights which comes to LICENSEE'S attention during the term of this Agreement. LICENSEE will cooperate with ICOS with respect to any actions ICOS may choose to take pursuant to this Subsection 2.3 and ICOS will reimburse LICENSEE for its reasonable costs and adjudicated claims against SGI, all arising in this regard.

    2.4  Delivery of Materials.  Within [*] ([*]) [*] after request by LICENSEE, ICOS shall deliver to LICENSEE the materials listed in Exhibit B. The materials shall be used in compliance with this Agreement and may not be conveyed to other parties except for sublicensees as described herein.

ARTICLE 3—CONSIDERATION

    3.1  Milestone Payments.  Within thirty (30) days following the first achievement by LICENSEE, its affiliates or its sublicensees of the following milestones with respect to each Licensed Product, LICENSEE shall pay to ICOS the applicable payments below:

    3.1.1
    LICENSEE shall pay to ICOS $[*] U.S. ([*] U.S. Dollars) upon approval to commence a [*] or instead at ICOS discretion, a [*].

    3.1.2
    LICENSEE shall pay to ICOS $[*] U.S. ([*] U.S. Dollars) upon [*].

    3.1.3
    LICENSEE shall pay to ICOS $[*] U.S. ([*] U.S. Dollars) upon [*].

    3.2  Royalties.  LICENSEE shall pay to ICOS a royalty of [*]% on all Net Sales of any Licensed Product (the "Royalty Rate") provided, however, that the Royalty Rate shall be [*]% for any Licensed Product utilizing BR96. Notwithstanding the foregoing, in the event of a Change in Control of Licensee, the Royalty Rate with respect to Licensed Products for which development is to commence after the consummation of the Change in Control shall be [*]% or the median royalty rate in all other license agreements of ICOS then in effect under which ICOS has licensed any of the Patent Rights solely and is receiving royalties, but in no event shall the Royalty Rate be [*]%.

    3.3  One Royalty.  No more than one royalty payment shall be due with respect to a sale of a particular Licensed Product. No multiple royalties shall be payable because any Licensed Product, or its manufacture, sale or use is covered by more than one Valid Claim.

    3.4  Sublicensing Obligations.  Whenever LICENSEE sublicenses any rights hereunder it shall promptly notify ICOS of the scope of the sublicense, the sublicensee' s name and address and the description of the Licensed Product to which the sublicense pertains. LICENSEE shall remain responsible for the sublicensee's compliance with the terms of this Agreement and shall remain responsible for paying and reporting all royalties and milestone payments due hereunder as if the milestones and sales of Licensed Products by sublicensee were those of LICENSEE, i.e., LICENSEE shall pay all royalties set forth in 3.2 with respect to Net Sales of Licensed Products by sublicensee, report all such sales and pay the milestone payments set forth in Section 3.1 upon the achievement of the milestones by the sublicensee.

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ARTICLE 4—PAYMENTS; REPORTS AND RECORDS

    4.1  Payments: Currency.  All payments due hereunder shall be paid by wire transfer in United States dollars in immediately available funds to an account designated by ICOS. If any currency conversion shall be required in connection with the payment of any royalties hereunder, such conversion shall be made by using the exchange rate for the purchase of U.S. dollars quoted in the U.S. version of the Wall Street Journal on the last business day of the calendar quarter to which such royalty payments relate.

    4.2  Royalty Reports and Payments.  After the first commercial sale of a Licensed Product on which royalties are required to be paid hereunder, LICENSEE shall make quarterly written reports to ICOS within [*] ([*]) [*] after the end of each calendar quarter, stating in each such report, by country, the number, description, and aggregate Net Sales of each Licensed Product sold during the calendar quarter, ICOS shall treat all such reports as Confidential Information of LICENSEE. Concurrently with the making of such reports, LICENSEE shall pay ICOS the royalties specified in Section 3.3 hereof.

    4.3  Records: Inspection.  LICENSEE shall keep complete, true and accurate books of account and records for the purpose of determining the royalty amounts payable under this Agreement. Such books and records shall be kept at the principal place of business of LICENSEE for at least [*]([*]) [*] following the end of the calendar quarter to which they pertain and will be available for inspection during such period by a representative of ICOS for the purpose of verifying the royalty reports and payments. Such inspections shall be made during ordinary business hours. The representative may be obliged to execute a reasonable confidentiality agreement prior to commencing any such inspection. Inspections conducted under this Section 4.3 shall be at the expense of ICOS, unless an underpayment exceeding [*] percent ([*]%) of the amount stated for any period covered by the inspection is identified, in which case all costs relating to the inspection will be paid immediately by LICENSEE. Any underpayments or unpaid amounts discovered by such inspections or otherwise will be paid immediately by LICENSEE, with interest from the date (s) such amount (s) were due at the prime rate reported in the Wall Street Journal plus [*] percent ([*]%).

ARTICLE 5—DILIGENCE

    5.1  Reasonable Efforts.  LICENSEE agrees to use reasonable efforts consistent with its prudent business judgment to diligently develop and commercialize the Patent Rights and obtain such approvals as may be necessary for the sale of the Licensed Products in the United States and such other worldwide markets as LICENSEE elects to commercialize the Licensed Products.

    5.2  Reports to ICOS.  During the term of this Agreement, for all products which are produced for commercial manufacture using the Licensed Technology and for any modification of the transcriptional regulating sequences claimed by the Licensed Patent; LICENSEE shall keep ICOS reasonably informed of its activities subject to this Agreement, including the achievement of the milestones set forth in Section 3.1 for the commercialization of each Licensed Product. "Reasonably informed" for the purposes of this Section 5.2 shall mean at least once per calendar year and more often if the reported events will affect the duties of the LICENSEE under this Agreement. When the registration package requesting approval for commercial sale of each Licensed Product is first filed in each of the U.S., Europe and Japan, and in each case when approval is received therefor, LICENSEE will promptly notify ICOS. LICENSEE shall notify ICOS within [*] ([*]) [*] after the first commercial sale of each Licensed Product.

ARTICLE 6—CONFIDENTIALITY

    6.1  Confidential Information.  Except as expressly provided herein, the parties agree that, for the term of this Agreement and for [*] ([*]) [*] thereafter, the receiving party shall keep completely confidential and shall not publish or otherwise disclose and shall not use for any purpose except for the

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purposes contemplated by this Agreement any Confidential Information furnished to it by the disclosing party hereto, except that to the extent that it can be established by the receiving party by written proof that such Confidential Information:

    (a)
    was already known to the receiving party, other than under an obligation of confidentiality, at the time of disclosure;

    (b)
    was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving party;

    (c)
    became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving party in breach of this Agreement; or

    (d)
    was subsequently lawfully disclosed to the receiving party by a person other than a party hereto.

    6.2  Permitted Use and Disclosures.  Each party hereto may use or disclose information disclosed to it by the other party to the extent such use or disclosure is reasonably necessary in complying with applicable law or governmental regulations or conducting clinical trials; provided that if a party is required to make any such disclosure of another party's Confidential Information, other than pursuant to a confidentiality agreement, it will give reasonable advance notice to the latter party of such disclosure and, will use its reasonable best efforts to secure confidential treatment of such information prior to its disclosure (whether through protective orders or otherwise).

    6.3  Confidential Terms.  Except as expressly provided herein, each party agrees not to disclose any terms of this Agreement to any third party without the consent of the other party; provided, disclosures may be made as required by securities or other applicable laws, or to actual or prospective corporate partners, or to a party's accountants, attorneys and other professional advisors.

    6.4  Agreement Announcement.  The parties hereby agree that fact of the consummation of this Agreement and its general subject matter shall be deemed to be in the public domain and may be announced or otherwise referred to, subject to the prior approval of each party of the form of any such press release or public announcement, but that the specific terms and conditions herein shall be Confidential Information of each party.

ARTICLE 7—REPRESENTATIONS AND WARRANTIES

    7.1  Representations and Warranties.  ICOS represents and warrants that at the time of entering into this Agreement: (a) it is the sole and exclusive owner of all right, title and interest in the Patent Rights; and (b) it has the right to grant the license granted herein.

    7.2  Disclaimer.  Nothing in this Agreement is or shall be construed as:

    (a)
    A warranty or representation by ICOS as to the validity or scope of any claim or patent within the Patent Rights;

    (b)
    A warranty or representation that anything made, used, sold, or otherwise disposed of under any license granted in this Agreement is or will be free from infringement of any patent rights or other intellectual property right of any third party;

    (c)
    An obligation to bring or prosecute actions or suits against third parties for infringement of any of the Patent Rights or misappropriation of any Know-How; or

    (d)
    Granting by implication, estoppel, or otherwise any licenses or rights under patents or other rights of ICOS or third parties, regardless of whether such patents or other rights are dominant or subordinate to any patent within the Patent Rights.

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    7.3  No Warranties.  EXCEPT AS SET FORTH IN SECTION 7.1, ICOS GRANTS NO WARRANTIES WITH RESPECT TO THE LICENSED TECHNOLOGY, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUE OR OTHERWISE, AND ICOS SPECIFICALLY DISCLAIMS ANY EXPRESS OR IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OF THE PATENT RIGHTS OR NON-INFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF ANY THIRD PARTY.

ARTICLE 8—INDEMNIFICATION

    8.1  By LICENSEE.  LICENSEE agrees to indemnify, defend and hold ICOS and its directors, officers, employees and agents harmless from and against any and all liabilities, claims, demands, expenses (including, without limitation, attorneys and professional fees, other costs of litigation and including the costs of establishing the right to indemnify), losses or causes of action (each, a "Liability") arising out of or relating in any way to (i) the possession, manufacture use, sale or other disposition of Licensed Products, whether based on breach of warranty, negligence, product liability or otherwise, (ii) the exercise of any right granted to LICENSEE pursuant to this Agreement, or (iii) any breach of this Agreement by LICENSEE, except to the extent, in each case, that such Liability is caused by the negligence (active, passive or imputed) or willful misconduct of ICOS as determined by a court of competent jurisdiction.

    8.2  By ICOS.  ICOS agrees to indemnify, defend and hold LICENSEE and its directors, officers, employees and agents harmless from and against any and all liabilities, claims, demands, expenses (including, without limitation, attorneys and professional fees, other costs of litigation and including the costs of establishing the right to indemnify), losses or causes of action (each, a "Liability") arising out of or relating in anyway to breach of any of ICOS's representations and warranties made under Section 7.1 of this Agreement.

ARTICLE 9—TERM AND TERMINATION

    9.1  Term.  The term of this Agreement will commence on the Effective Date and remain in full force and effect until the expiration of the last patent within the Patent Rights, unless earlier terminated in accordance with this Article 9.

    9.2  Permissive Termination.  LICENSEE may terminate this Agreement at any time by providing ICOS notice in writing at least [*]([*]) [*] prior to the effective date of termination.

    9.3  Termination for Cause.  Either party may terminate this Agreement in the event the other party has materially breached or defaulted in the performance of any of its obligations hereunder, and such default has continued for [*] ([*]) [*] after written notice thereof was provided to the breaching party by the non-breaching party. Any termination shall become effective at the end of such [*]([*]) [*] period unless the breaching party has cured any such breach or default prior to the expiration of such period. Notwithstanding the above, in the case of a failure to pay any amount due hereunder the period for cure of any such default following notice thereof shall be [*] ([*]) [*] and, unless payment is made within such period, the termination shall become effective at the end of such period.

    9.4  Termination for Insolvency.  If voluntary or involuntary proceedings by or against a, party are instituted in bankruptcy under any insolvency law, or a receiver or custodian is appointed for such party, or proceedings are instituted by or against such party for corporate reorganization or the dissolution of such party, which proceedings, if involuntary, shall not have been dismissed within [*] ([*]) [*] after the date of filing, or if such party makes an assignment for the benefit of creditors, or substantially all of the assets of such party are seized or attached and not released within [*] ([*]) [*] thereafter, the other party may immediately terminate this Agreement effective upon notice of such termination.

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    9.5  Effect of Termination.

    (a)
    Accrued Rights and Obligations.  Termination of this Agreement for any reason shall not release any party hereto from any liability which, at the time of such termination, has already accrued to the other party or which is attributable to a period prior to such termination nor preclude either party from pursuing any rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement. It is understood and agreed that monetary damages may not be a sufficient remedy for any breach of this Agreement and that the non-breaching party may be entitled to injunctive relief as a remedy for any such breach. Such remedy shall not be deemed to be the exclusive remedy for any such breach of this Agreement, but shall be in addition to all other remedies available at law or in equity.

    (b)
    Return of Confidential Information.  Upon any termination of this Agreement, LICENSEE and ICOS shall promptly return to the other party all Confidential Information, (except ICOS may retain copies of any reports or records subject to Article 4).

    (c)
    Stock on Hand.  In the event this Agreement is terminated for any reason, LICENSEE shall have the right to sell or otherwise dispose of the stock of any Licensed Product then on hand until [*], subject to Articles 3 and 4 and the other applicable terms of this Agreement.

    (d)
    Licenses.  All licenses granted hereunder shall terminate upon the termination of this Agreement.

    9.6  Survival.  Articles 3, 4, 6, 7, 8 and Sections 9.5 and 9.6 and any Section of 10 that have continued obligation of this Agreement shall survive the expiration or termination of this Agreement for any reason and any Definition of Section 1 required to interpret such surviving provisions.

ARTICLE 10—MISCELLANEOUS PROVISIONS

    10.1  Governing Law: Venue.  This Agreement and any dispute, including without limitation any arbitration, arising from the performance or breach hereof shall be governed by and construed and enforced in accordance with the laws of the State of Washington and the United States of America, without reference to conflicts of laws principles. The exclusive venue of any dispute arising out of or in connection with the performance or breach of this Agreement shall be the state or federal courts in King County, Washington, and the parties hereby consent to the personal jurisdiction of such courts.

    10.2  Assignment.  LICENSEE may not transfer or assign this Agreement or any of LICENSEE's rights hereunder without the written consent of ICOS, except that LICENSEE may assign such rights or duties without such consent in connection with any merger, consolidation, or any sale of all or substantially all of its assets. Any such attempted or constructive transfer or assignment other than the foregoing shall be void. ICOS may assign this Agreement or its rights hereunder. This Agreement shall be binding upon and inure to the benefit of the parties and their permitted successors and assigns.

    10.3  Waiver.  No waiver of any rights shall be effective unless expressly consented to in writing by the party to be charged and the waiver of any breach of default shall not constitute a waiver of any other right hereunder or any subsequent breach or default.

    10.4  Severability.  In the event that any provisions of this Agreement are determined to be invalid or unenforceable by a court of competent jurisdiction, the remainder of the Agreement shall remain in full force and effect without said provision.

    10.5  Notices.  All notices, requests and other communications hereunder shall be in writing and shall be personally delivered or sent by telecopy or other electronic facsimile transmission or by

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registered or certified mail, return receipt requested, postage prepaid, in each case to the respective address specified below, or such other address as may be specified in writing to the other parties hereto:

LICENSEE:
Attn: H. Perry Fell, CEO Company: Seattle Genetics, Inc. Address: 22215 26th Avenue S.E. Suite 300 Bothell,WA 98021 Phone: 425-489-4990 Facsimile: 425-489-4798
ICOS:
Legal Department ICOS Corporation 22021 20th Avenue S.E. Bothell, WA 98021 Phone: 425-485-1900 Facsimile: 425-398-8950

    10.6  Independent Contractors.  Both parties are independent contractors under this Agreement. Nothing contained in this Agreement is intended nor is to be construed so as to constitute ICOS or LICENSEE as partners or joint venturers with respect to this Agreement. Neither party shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other party or to bind the other party to any other contract, agreement, or undertaking with any third party.

    10.7  Compliance with Laws.  In exercising their rights under this license, the parties shall fully comply in all material respects with the requirements of any and all applicable laws, regulations, rules and orders of any governmental body having jurisdiction over the exercise of rights under this Agreement. LICENSEE shall be responsible, at its expense, for making any required registrations or filings with respect to this Agreement and obtaining any necessary governmental approvals with respect hereto.

    10.8  Use of Name.  Neither party shall use the name or trademarks of the other party for any purpose, including, but not limited to, press releases without the prior written consent of such other party (except as set forth in Section 6.4 above).

    10.9  Further Actions.  Each party agrees to execute, acknowledge and deliver such further instruments, and do such other acts, as may be necessary and appropriate in order to carry out the purposes and intent of this Agreement.

    10.10  Entire Agreement Amendment.  This Agreement constitutes the entire and exclusive Agreement between the parties with respect to the subject matter hereof and supersedes and cancels all previous discussions, agreements, commitments and writings in respect thereof. No amendment or addition to this Agreement shall be effective unless reduced to writing and executed by the authorized representatives of the parties.

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    IN WITNESS WHEREOF, ICOS and LICENSEE have executed this Agreement in duplicate originals by duly authorized officers.

ICOS CORPORATION		SEATTLE GENETICS, INC.
By:	/s/ GARY WILCOX	By:	/s/ H. PERRY FELL
Name:	Gary Wilcox	Name:	H. Perry Fell
Title:	EVP, Operations	Title:	C.E.O.
Date:	10/16/00	Date:	10/16/00

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QuickLinks

CONTRACT MANUFACTURING AGREEMENT
APPENDIX E Price and Payment Terms
APPENDIX G NON-EXCLUSIVE LICENSE AGREEMENT
BACKGROUND
ARTICLE 1—DEFINITIONS
ARTICLE 2—LICENSE
ARTICLE 3—CONSIDERATION
ARTICLE 4—PAYMENTS; REPORTS AND RECORDS
ARTICLE 5—DILIGENCE
ARTICLE 6—CONFIDENTIALITY
ARTICLE 7—REPRESENTATIONS AND WARRANTIES
ARTICLE 8—INDEMNIFICATION
ARTICLE 9—TERM AND TERMINATION
ARTICLE 10—MISCELLANEOUS PROVISIONS